UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    June 10, 2010

RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1124608	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 10, 2010, Response Genetics, Inc. (the “Company”) announced the appointment of Michael McNulty as the Company’s Chief Operating Officer, effective July 12, 2010.  In such role, Mr. McNulty will be responsible for the Company’s operations, strategy and corporate development.

Most recently, Mr. McNulty, age 61, was General Manager of Diagnostics at Agilent Technologies, Inc., a measurement company and a technology leader in communications, electronics, life sciences and chemical analysis with annual net revenue of $4.5 billion.  Mr. McNulty also held the position of Vice President of Laboratory Operations at Berkeley HeartLab, Inc. (n/k/a Celera Diagnostics) during the years 2002 to 2004, where he was responsible for the scale-up of laboratory operations and development of new laboratory services.  As Senior Vice President of Sales, Marketing and Business Development at THAUMDX, LLC from 2001 to 2002, he was responsible for managing product launches and business development initiatives.  Prior to working at THAUMDX, LLC, Mr. McNulty spent fourteen years with SmithKline Beecham Healthcare Services, where he ran the company’s Chicago-based reference laboratory prior to its becoming Quest Diagnostics. Mr. McNulty received a B.S. in Microbiology and Biochemistry from San Jose State University.

Employment Agreement and Relocation Agreement of Michael McNulty, Chief Operating Officer

The Company and Mr. McNulty entered into an employment agreement effective as of July 12, 2010 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. McNulty is required to devote his full business time, attention and diligent efforts to the Company’s business. Mr. McNulty’s annual base salary will be $275,000. Either the Company or Mr. McNulty has the right to terminate Mr. McNulty’s employment for any reason.

Subject to Board approval, Mr. McNulty will be granted options to purchase 130,000 shares of the Company’s common stock under the 2006 Employee, Director and Consultant Stock Plan with an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Stock Market on the date of approval. Twenty-five percent of the options will vest on each of the first four anniversaries of the grant date, in each case subject to Mr. McNulty’s continued employment by the Company. The options will also vest immediately upon a change in control, as defined in the employment agreement.  Mr. McNulty is eligible for additional option grants as approved by our board of directors.

In the event that a change in control occurs during the first three years of his employment, and regardless of whether he is terminated, Mr. McNulty will become entitled to receive a cash payment equal to twelve months’ salary, in the case of a change in control occurring during his employment, at his base salary rate at the time of the change in control. In the event that any amounts received by Mr. McNulty in connection with a change in control, whether under the Employment Agreement or otherwise, are considered excess parachute payments subject to additional excise taxes under the Internal Revenue Code, the Employment Agreement provides that such amounts will be reduced until no such amounts are considered excess parachute payments, if such reduction will result in a greater after-tax payment to him.

The Employment Agreement also places certain confidentiality, assignment of inventions, non-competition, and non-solicitation obligations on Mr. McNulty.

In connection with the Employment Agreement, the Company and Mr. McNulty also entered into a Relocation Agreement, pursuant to which the Company will pay Mr. McNulty’s (i) expenses in relocating to Los Angeles, California, (ii) temporary living expenses for up to three months, (iii) closing costs on the purchase of a new home in the Los Angeles area, such closing costs to be limited to 1-2% of the purchase price of the residence, and commission costs on the sale of Mr. McNulty’s current condominium not to exceed 6% of the sales price, as well as miscellaneous relocation expenses not to exceed $10,000.  If during Mr. McNulty’s first year of employment, he resigns from his position at the Company without cause or without the consent of the Company or is terminated by the Company with cause, he will be required to return such relocation benefits, reduced by one-twelfth of the total amount paid, for each month of employment which Mr. McNulty has completed at the time of resignation or termination, as the case may be.

Item 9.01. Financial Statements and Exhibits

(d)           The following exhibits are being filed with this report

Exhibit Number    Document Description

10.1 Employment Agreement between Response Genetics, Inc. and Michael McNulty

10.2 Relocation Agreement between Response Genetics, Inc. and Michael McNulty

99.1 Press Release Dated June 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Dated: June 15, 2010	By:	/s/ Kathleen Danenberg
	Name:	Kathleen Danenberg
	Title:	President and Chief Executive Officer